Exhibit 4.24

SBERBANK OF RUSSIA

Established in 1841

Addendum No. 3
to Agreement No. 5361 on the Opening of a Non-Revolving Line of Credit dated 13 December 2010

City of Moscow	“ 9” December 2013

Open Joint-Stock Company Sberbank of Russia (Sberbank of Russia OJSC), hereinafter referred to as the “Lender,” represented by its Managing Director — Deputy Head of the Loan Management and Project Financing Office at the Lending Department of Sberbank of Russia OJSC, Andrei Yurievich Goncharenko, acting on the basis of the Articles of Incorporation and Power of Attorney No. 259-D dated 07 June 2013, on the one hand, and Open Joint-Stock Company Mobile TeleSystems (MTS OJSC), hereinafter referred to as the “Borrower,” represented by the President of Mobile TeleSystems OJSC, Andrei Anatolievich Dubovskov, acting on the basis of the Articles of Incorporation, on the other, hereinafter referred to jointly as the “Parties,” have concluded the present Addendum No. 3, hereinafter referred to as the “Addendum,” to Agreement No. 5361 on the Opening of a Non-Revolving Line of Credit dated 13 December 2010, hereinafter referred to as the “Agreement,” as follows:

1. Clause 1.1 of the Agreement shall be reworded to read as follows:

“1.1. The Lender undertakes to open in favor of the Borrower a non-revolving line of credit for the financing of daily operations, the discharge of Borrower obligations under Agreements on the Opening of a Non-Revolving Line of Credit No. 9656 dated 25.09.2009, No. 9657 dated 25.09.2009 and No. 9662 dated 28.08.2009 as concluded with the Lender, the financing of its investment program, the issuance of loans to affiliates, the acquisition of shares (charter capital equity) in third parties, and the refinancing of outstanding Borrower obligations to other lenders for the period running through “31” March 2020 (inclusively), with the following limit:

Limit validity period	Limit amount
From 13 December 2010 through 31 December 2011 (including both dates)	RUB 60,000,000,000 (sixty billion rubles)

As of “9” December 2013, the balance of loan debt under the Agreement totals RUB 60,000,000,000 (sixty billion rubles) (hereinafter, the “Loan Debt Balance”).

The Borrow undertakes to repay the credit to the Lender and pay interest for its utilization, together with the other relevant payments, in the amount, within the timeframe and on the terms of the Agreement.”

2. Clause 4.1 of the Agreement shall be reworded to read as follows:

“4.1. The Borrower shall pay the Lender interest for its utilization of the credit on the following terms:

4.1.1. For the period running from the date of issuance of the credit (not including that date) through 20.03.2011 (inclusively) — at the rate of 8.95 (eight and ninety-five one-hundredths) percent per annum.

4.1.2. For the period running from 21.03.2011 (inclusively) through 16.08.2011 (inclusively) — at a variable interest rate, to be determined on the basis of:

1) The amount of quarterly credit turnover across the accounts indicated in Appendix No. 1, as opened with the Lender by the Borrower, Open Joint-Stock Company “COMSTAR — United TeleSystems” (place of business: 27/2 Smolenskaya-Sennaya Ploshchad, Moscow, 119121, Russia; OGRN: 1027700003946; hereinafter referred to as “COMSTAR-UTS OJSC”), and Open Joint-Stock Company “Moscow City Telephone Network” (place of business: 12/3 Petrovsky Boulevard, Moscow, Russia; OGRN 1027739285265; hereinafter referred to as “MGTS OJSC”), over the most recent Settlement Period (excluding turnover reflecting the issuance of loans, share premium, internal fund conversion, internal fund transfer for the payment of import contracts, attraction of borrowed funds and repayment of issued loans).

Lender	Borrower

2) The amount of quarterly credit turnover in multi-currency current account No. 260090132615, opened by Closed Joint-Stock Company “Ukrainian Mobile Communications” (place of business: 15 Ulitsa Leipzigskaya, Kyiv, 01015, Ukraine; EGRPOU (identification code) 14333937; hereinafter referred to as “Ukrainian Mobile Communications CJSC”) with Public Joint-Stock Company “Subsidiary Bank of Sberbank of Russia” (place of business: 46 Ulitsa Vladimirskaya, Kyiv, 01034, Ukraine, hereinafter referred to as “Subsidiary Bank of Sberbank of Russia PJSC”), over the most recent Settlement Period (excluding turnover reflecting the issuance of loans, share premium, internal fund conversion, internal fund transfer for the payment of import contracts, attraction of borrowed funds and repayment of issued loans), as determined in accordance with the following Table:

Criteria for establishing variable interest rate:	For the period running from 21.03.2011 (inclusively) through 16.08.2011 (inclusively)
Amount of quarterly credit turnover across accounts opened by the Borrower, COMSTAR-UTS OJSC, MGTS OJSC with the Lender over the most recent Settlement Period, in Russian rubles	up to 22,000,000,000 (twenty two billion) (not inclusively)	over 22,000,000,000 (twenty two billion) (inclusively)

Amount of quarterly credit turnover across accounts opened by Ukrainian Mobile Communications CJSC with Subsidiary Bank of Sberbank of Russia PJSC over the most recent Settlement Period, in Ukrainian hryvnia

	up to 750,000,000 (seven hundred and fifty million) (not inclusively)	over 750,000,000 (seven hundred and fifty million) (inclusively)
Variable interest rate for credit utilization, percentage per annum	9.95 (nine and ninety-five one-hundredths)	8.95 (eight and ninety-five one-hundredths)

4.1.3. For the period running from 17.08.2011 (inclusively) through 22.10.2013 (inclusively) — at a variable interest rate, to be determined on the basis of:

1) The amount of quarterly credit turnover across the accounts indicated in Appendix No. 1, as opened with the Lender by the Borrower and MGTS OJSC, over the most recent Settlement Period (excluding turnover reflecting the issuance of loans, share premium, internal fund conversion, internal fund transfer for the payment of import contracts, attraction of borrowed funds and repayment of issued loans).

2) The amount of quarterly credit turnover in multi-currency current account No. 260090132615, opened by Ukrainian Mobile Communications CJSC with Subsidiary Bank of Sberbank of Russia PJSC, over the most recent Settlement Period (excluding turnover reflecting the issuance of loans, share premium, internal fund conversion, internal fund transfer for the payment of import contracts, attraction of borrowed funds and repayment of issued loans), as determined in accordance with the following Table:

Criteria for establishing variable interest rate:	For the period running from 17.08.2011 (inclusively) through 22.10.2013 (inclusively)
Amount of quarterly credit turnover across accounts opened by the Borrower and MGTS OJSC with the Lender over the most recent Settlement Period, in Russian rubles	up to 22,000,000,000 (twenty two billion) (not inclusively)	over 22,000,000,000 (twenty two billion) (inclusively)

Addendum No. 3 dated “9”  December 2013
to Agreement No. 5361 on the Opening of a Non-Revolving Line of Credit dated 13 December 2010

Amount of quarterly credit turnover across accounts opened by Ukrainian Mobile Communications CJSC with Subsidiary Bank of Sberbank of Russia PJSC over the most recent Settlement Period, in Ukrainian hryvnia

	up to 750,000,000 (seven hundred and fifty million) (not inclusively)	over 750,000,000 (seven hundred and fifty million) (inclusively)
Variable interest rate for credit utilization, percentage per annum	9.5 (nine and five tenths)	8.5 (eight and five tenths)

4.1.4. For the period running from 23.10.2013 (inclusively) through 31.12.2014 (inclusively) — at a variable interest rate, to be determined on the basis of:

1) The amount of quarterly credit turnover across the accounts indicated in Appendix No. 1, as opened with the Lender by the Borrower and MGTS OJSC, over the most recent Settlement Period (excluding turnover reflecting the issuance of loans, share premium, internal fund conversion, internal fund transfer for the payment of import contracts, attraction of borrowed funds and repayment of issued loans).

2) The amount of quarterly credit turnover in multi-currency current account No. 260090132615, opened by Ukrainian Mobile Communications CJSC with Subsidiary Bank of Sberbank of Russia PJSC, over the most recent Settlement Period (excluding turnover reflecting the issuance of loans, share premium, internal fund conversion, internal fund transfer for the payment of import contracts, attraction of borrowed funds and repayment of issued loans), as determined in accordance with the following Table:

Criteria for establishing variable interest rate:	For the period running from 23.10.2013 (inclusively) through 31.12.2014 (inclusively)
Amount of quarterly credit turnover across accounts opened by the Borrower and MGTS OJSC with the Lender over the most recent Settlement Period, in Russian rubles	up to 22,000,000,000 (twenty two billion) (not inclusively)	over 22,000,000,000 (twenty two billion) (inclusively)

Amount of quarterly credit turnover across accounts opened by Ukrainian Mobile Communications CJSC with Subsidiary Bank of Sberbank of Russia PJSC over the most recent Settlement Period, in Ukrainian hryvnia

	up to 750,000,000 (seven hundred and fifty million) (not inclusively)	over 750,000,000 (seven hundred and fifty million) (inclusively)
Variable interest rate for credit utilization, percentage per annum	9.45 (nine and forty-five one-hundredths)	8.45 (eight and forty-five one-hundredths)

4.1.5. For the period running from 01.01.2015 (inclusively) through the date of full credit repayment, as indicated in Clause 1.1 of the Agreement (inclusively) — at the rate of 8.45 (eight and forty-five one-hundredths) percent per annum.

4.1.6. For the purposes of Clauses 4.1.2, 4.1.3, 4.1.4 of the Agreement, when determining variable interest rate under the Agreement, the following shall be established:

4.1.6.1. In the event that the values of the aforementioned criteria for establishing variable interest rate for the respective period of time simultaneously correspond to different interest rate values, the higher of the aforementioned interest rate values shall be established for that period.

4.1.6.2. When determining the values of the criteria for establishing variable interest rate for the Settlement Period, the most recently-elapsed calendar quarter shall be used.

4.1.6.3. Credit turnover across the settlement accounts of the Borrower and the other companies listed in Point 1) of Clauses 4.1.2, 4.1.3, 4.1.4 of the Agreement, as counted under the establishment of variable interest rate and remitted in foreign currency, shall be recalculated into rubles at the official exchange rate of the Bank of Russia in effect on the date the funds are deposited in the respective settlement account of the Borrower or that of the concerned company with the Lender.

4.1.6.4. Credit turnover across the accounts opened by Ukrainian Mobile Communications CJSC with Subsidiary Bank of Sberbank of Russia PJSC, as counted under the establishment of variable interest rate and remitted in rubles or another foreign currency other than the Ukrainian hryvnia, shall be recalculated into Ukrainian hryvnia at the official exchange rate of the National Bank of Ukraine in effect on the date the funds are deposited in the settlement account of Ukrainian Mobile Communications CJSC with Subsidiary Bank of Sberbank of Russia PJSC.

4.1.6.5. In the event of the Borrower’s breach of any of the conditions stipulated in Clause 8.2.8 of the Agreement, the higher interest rate value of the two listed in the tables provided in the present clause shall be established.

4.1.6.6. Interest rate shall be established on a quarterly basis for the respective Interest Period, without the conclusion of an addendum, by written notice from the Lender to the Borrower of the interest rate established for the respective Interest Period, as determined on the basis of the following Table correlating Settlement and Interest Periods:

Settlement Period	Interest Period
from 01 January through 31 March	from 21 June through 20 September
from 01 April through 30 June	from 21 September through 20 December
from 01 July through 30 September	from 21 December through 20 March
from 01 October through 31 December	from 21 March through 20 June

4.1.6.7. The values of the aforementioned criteria for establishing variable interest rate with respect to any new account opened with the Lender shall be considered by the Lender when determining variable interest rate under the Agreement beginning with the Settlement Period during which an addendum to the Agreement is concluded on the addition of the new account to Appendix No. 1 to the Agreement or the terms of the Agreement; that said, the Parties shall make every reasonable effort to ensure the speedy conclusion of such addendum or amendment of the Agreement from the moment of the Lender’s receipt from the Borrower of notice of its intention to add the new account to Appendix No. 1 to the Agreement.

4.1.6.8. Notice of the established interest rate amount, including the respective criteria values, shall be sent by the Lender to the Borrower no later than the first business day of the next regularly-scheduled Interest Period. In the event that the Borrower fails to receive said notice, interest rate shall be independently calculated by the Borrower pursuant to the present clause of the Agreement.”

3. Clause 4.5 of the Agreement shall be reworded to read as follows:

“4.5. In the case of any credit repayment (whether in full or in part) remitted earlier than the dates established in Clause 6.1 of the Agreement, the Borrower shall pay a fee for early credit repayment.

For the period running from “9” December 2013 (inclusively) through 30 October 2014 (inclusively), the fee for early credit repayment shall be established in the amount of 7.5 (seven and five tenths) percent of the credit amount repaid early, but may be reduced by agreement with the Lender via the conclusion between the Parties of an addendum to the Agreement.

The fee for early credit repayment, provided that said early repayment is not remitted during the period running from “9” December 2013 (inclusively) through 30 October 2014 (inclusively), shall be established in the amount of 0.75 (zero and seventy-five one-hundredths) percent of the credit amount repaid early.

The Borrower shall send the Lender notice of its intention to remit a credit repayment earlier than the dates established in Clause 6.1 of the Agreement in the manner prescribed by the Agreement, indicating the relevant amount and repayment date, not less than 30 (thirty) calendar days prior to the anticipated date of early credit repayment (or part thereof) (inclusively). The date of the Lender’s receipt of the notice shall be excluded from the calculation of the number of days.

The fee for early credit repayment shall be paid by the Borrower to the Lender together with its payment for the early discharge of loan debt under the credit.

No fee for early credit repayment shall be charged in the case of the remittance of funds towards credit repayment pursuant to Clauses 8.1, 8.2.1 of the Agreement.”

4. Clause 6.1 of the Agreement shall be reworded to read as follows:

“6.1. Date for the full repayment of the issued credit: “31” March 2020.

Credit repayment shall be executed according to the following schedule on the last business day of each payment month indicated in the following table:

	Repayment date	Payment amount as a percentage of Loan Debt Balance as of “9” December 2013
1	December 2015	1/16 (one sixteenth)
2	March 2016	1/16 (one sixteenth)
3	June 2016	1/16 (one sixteenth)
4	September 2016	1/16 (one sixteenth)
5	December 2016	1/16 (one sixteenth)
6	March 2017	1/16 (one sixteenth)
7	June 2017	1/16 (one sixteenth)
8	September 2017	1/16 (one sixteenth)
9	March 2018	1/16 (one sixteenth)
10	September 2018	1/16 (one sixteenth)
11	December 2018	1/16 (one sixteenth)
12	March 2019	1/16 (one sixteenth)
13	June 2019	1/16 (one sixteenth)
14	September 2019	1/16 (one sixteenth)
15	December 2019	1/16 (one sixteenth)
16	31 March 2020	1/16 (one sixteenth)
	TOTAL	100 (one hundred)%

In the event of the Borrower’s repayment of the credit earlier than the dates established by the present clause of the Agreement, pursuant to Clause 6.2 of the Agreement, the credit repayment amounts indicated in the schedule presented above shall be reduced by the loan amounts repaid earlier than the dates established by the present clause of the Agreement, beginning with that closest to the date of actual credit repayment according to the schedule. Each subsequent payment under the schedule shall be reduced by credit amounts exceeding the amount of previous payments under the schedule which were repaid before the dates established by this Clause of the Contract.

If, for whatever reason, the repayment date of the respective credit amount falls on a non-business day, the timeframe for utilization of that credit amount shall be established as of the first business day (including that day) immediately following the non-business day on which the date for repayment of the respective credit amount falls.”

5. The first paragraph of Clause 7.1.7 (b) of the Agreement shall be reworded to read as follows:

“b) non-performance or improper performance continuing for a period of time exceeding 5 (five) business days by any MTS Group company (as defined below) of the respective payment obligations under credit agreements (including agreements on the opening of a non-revolving/revolving line of credit) concluded (potentially concluded during the effective term of the Agreement) between MTS Group companies and any lender, including obligations to the Lender and/or third parties in terms of the payment of bills, the redemption of bonds, the payment of coupon yield on such bonds and/or payments pursuant to the requirements of compulsory/voluntary offer by virtue of the RF Federal Law “On Joint-Stock Companies” originating (potentially originating during the effective term of the Agreement) and resulting in the lodging against an MTS Group company of a claim seeking early debt repayment in an amount exceeding USD 75,000,000 (seventy five million U.S. dollars) in connection with the onset of an “event of default,” in cases where this term is defined in the agreement (contract, other documentation) with said lender, or upon declaration of the early repayment of a debt amount exceeding USD 75,000,000 (seventy five million U.S. dollars) under any other circumstances of a similar nature in cases where the term “event of default” is not defined in the agreement (contract, other documentation) with the respective lender.”

6. The fifth paragraph of Clause 7.1.7 (b) of the Agreement shall be reworded to read as follows:

“For the purposes of the Agreement, “MTS Group” shall be understood to mean the Borrower and all of its Significant Subsidiaries; that said, the term “Significant Subsidiary” shall be understood to mean a Subsidiary:

• whose consolidated assets constitute no less than 10 (ten) percent of the consolidated assets of the Borrower or whose consolidated revenues constitute no less than 10 (ten) percent of the consolidated revenues of the Borrower according to the findings of the most recent audit of the Borrower’s financial results per US GAAP standards (consolidated or, in the event that the group has no Subsidiaries — unconsolidated);

• to whom, whether in full scope or virtually in full scope, the contractual obligations and assets of a Borrower Subsidiary have been transferred, where said Subsidiary constituted a Significant Subsidiary immediately prior to the transfer.

The term “Subsidiary” shall be understood to mean, with respect to any entity:

• any corporation, association or other business enterprise, 50 (fifty) percent of whose shares conferring voting rights during the election of its directors, senior executives or trustees, are held or controlled, whether directly or indirectly, by said entity or by one (more than one) of said entity’s Subsidiaries (or any of the aforementioned entities in any other combination);

• any partnership whose sole partner or managing partner with unlimited liability is that entity or the Subsidiary of that entity, or whose sole partners with unlimited liability are that entity or one (more than one) of that entity’s Subsidiaries (or any of the aforementioned entities in any other combination).”

7. Clause 7.1.7(e) of the Agreement shall be reworded to read as follows:

“e) the acceptance by the arbitration (state commercial) court of an application seeking to have the Borrower declared insolvent (bankrupt) in the manner prescribed by applicable law, with the exception of those cases in which, within 90 (ninety) calendar days of the date of the arbitration (state commercial) court’s acceptance of the application:

• proceedings in the bankruptcy case are terminated; or

• the obligation(s) prompting the filing of the application seeking to have the Borrower declared insolvent (bankrupt) is (are) performed.”

8. Clause 7.1.7(f) of the Agreement shall be reworded to read as follows:

“e) if, over 2 (two) consecutive Reporting Periods (as defined below), a claim (claims) is (are) lodged against the Borrower seeking the payment of a monetary award or the recovery of property whose total amount exceeds USD 250,000,000 (two hundred and fifty million U.S. dollars) or an equivalent amount in the currency of the Russian Federation at the official exchange rate of the Bank of Russia in effect on the filing date of the claim(s), or another currency recalculated into U.S. dollars using the foreign currency/Russian Federation ruble exchange rate established by the Bank of Russia on the filing date of the claim(s) (provided that the amount of at least one of the claims exceeds USD 75,000,000 (seventy five million U.S. dollars) or an equivalent amount in Russian currency at the official exchange rate of the Bank of Russia in effect on the filing date of the claim, or an equivalent amount in another currency recalculated into U.S. dollars using the foreign currency/Russian Federation ruble exchange rate established by the Bank of Russia on the filing date of the claim) and the court decision(s) on satisfaction of the claim(s) has (have) entered into force, remains (remain) in force, and enforcement of the decision(s) has not been suspended by the competent state bodies.

For the purposes of the present clause of the Agreement, “Reporting Period” shall be understood to mean a period of 3 (three) consecutive months ending on the last day of each respective fiscal year or respective fiscal quarter of the Borrower.

For the purposes of the present Subclause 7.1.7(f) of the Agreement, the following shall be excluded from calculation of the amount of claim(s):

A. The lodging against the Borrower of any claim(s), including claims seeking the collection of any amount, the transfer of property and/or the voiding of transactions, as well as the entry into legal force of a court decision on the satisfaction of any such claim(s) involving demands concerning the acquisition by the Borrower (any Borrower affiliate) of participatory interest in Bitel LLC (place of business: 121 Prospect Chui, Bishkek, 720000, Kyrgyz Republic; certificate of reregistration 1386-3300-000 (IU)), or claims based on such acquisition or otherwise related claims, in an amount not exceeding a total of USD 330,000,000 (three hundred and thirty million U.S. dollars).

B. The lodging against the Borrower of any claim(s) seeking the collection of any amount, including the entry into legal force of a court decision on the satisfaction thereof, concerning any Lawsuits Involving Uzdunrobita FE LLC.

For the purposes of the Agreement, “Lawsuits Involving Uzdunrobita FE LLC” shall be understood to mean any claims, litigation (present or future), investigations and/or grounds for the initiation of court proceedings or inquiries involving the Borrower in connection with the activities and/or any actions/inaction by Uzdunrobita FE LLC and/or those of its affiliates and/or the management bodies of Uzdunrobita FE LLC and/or those of its affiliates (including, but not limited to, any violation or alleged violation by Uzdunrobita FE LLC and/or its affiliates and/or the management bodies of Uzdunrobita FE LLC and those of its affiliates of any applicable law, statutory act or decision by a competent state body (including judicial acts and decisions)).

The term “Uzdunrobita FE LLC” shall be understood to mean the company Uzdunrobita FE LLC, registered in accordance with the laws of the Republic of Uzbekistan at the following address: 24 Ulitsa Temura, Tashkent, taxpayer identification code: No. 200656475.”

9. All remaining clauses and terms of the Agreement not amended by the present Addendum shall remain valid.

10. Pursuant to Clause 2, Article 425 of the Civil Code of the Russian Federation, the Parties have agreed that the provisions of Clause 2 of the present Addendum (with respect to the wording of Clause 4.1 of the Agreement) shall extend to Party relations arising as of 23 October 2013.

11. The present Addendum shall enter into force as of the date of its signing by the Parties and constitutes an integral part of the Agreement.

12. The present Addendum has been compiled in 2 (two) original counterparts, each with equal legal force, one kept with the Lender and one with the Borrower.

13. Places of business and details of the Parties

13.1. Lender:

Place of business and mailing address: 19 Ulitsa Vavilova, Moscow, 117997, Russian Federation

INN 7707083893, OGRN 1027700132195, KPP 775001001, OKPO 00032537

For remittances in Russian rubles:

Receiver: Sberbank of Russia OJSC, account 30301810000006000014, corr/account of Sberbank of Russia No. 30101810400000000225 at the Operational Department of the Moscow Main Territorial Administration of the Bank of Russia, BIK 044525225, INN 7707083893

For remittances in U.S. dollars:

Account with Institution: IRVTUS3N, Bank of New York Mellon, New York, NY

Beneficiary Institution: SABRRUMM, SBERBANK, MOSCOW.

Sender to Receiver Information: /BNF/ 30301840300006000014

For remittances in EURO:

Account with Institution: DEUTDEFF, Deutsche Bank AG, Frankfurt am Main.

Beneficiary Institution: SABRRUMM, SBERBANK, MOSCOW.

Sender to Receiver Information: /BNF/ 30301978900006000014

Telephone: (495) 957-57-75, Fax: (495) 957-57-61

13.2. Borrower:

Place of business and mailing address: 4 Ulitsa Marksistskaya, Moscow, 109147, Russian Federation

INN 7740000076, OGRN 1027700149124, KPP 770901001, OKPO 52686811

Settlement account in the official currency of the Russian Federation No. 40702810100020008293, settlement account in U.S. dollars No. 40702840400020008293 at the Operational Department of the Moscow Bank of Sberbank of Russia OJSC

Telephone (495) 223-21-64, fax (495) 223-21-68

Party signatures

Lender	Borrower

Managing Director — Deputy Head of the Loan Management and Project Financing Office at the Lending Department, Sberbank of Russia OJSC	President, Mobile TeleSystems OJSC

Signature A. Y. Goncharenko	Signature A. A. Dubovskov
AFFIX SEAL HERE	AFFIX SEAL HERE

Seal: Open Joint-Stock Company Sberbank of Russia SBERBANK Moscow	Seal: Open Joint-Stock Company Mobile TeleSystems Moscow

SECOND SPECIMEN SHEET: MTS OJSC

Agreement No. Addendum No. 2 dated “09” December 2013

Counterparty:	Sberbank of Russia OJSC
Responsible division:

Assigned official:	A.V. Smirnov (signature)

APPROVED BY:

Name of the approving division	Full name and position of the approving official	Signature
DKS and ZI	Signature	Signature

Legal division:

Additionally approved by:

Name of the approving division	Full name and position of the approving official	Signature

Bound, numbered and affixed with a seal on
8 (eight) sheets
President, Mobile TeleSystems
(Signature) /A. A. Dubovskov/

Seal:

Open Joint-Stock Company
Mobile TeleSystems OJSC
Moscow

Managing Director — Deputy Head of the Loan Management

and Project Financing Office at the Lending Department of
Sberbank of Russia OJSC

Signature A.Y. Goncharenko

Seal:

Open Joint-Stock Company
Sberbank of Russia
SBERBANK
Moscow